Exhibit 10.2

LOCK-UP AGREEMENT

This Lock-Up Agreement (the “Agreement”) is entered into by and between Albertsons Companies, Inc. (the “Company”) and each undersigned investor (each, an “Investor”) as of October 13, 2022.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger dated as of the date hereof by and among the Company, The Kroger Co. and Kettle Merger Sub, Inc., (as may be amended, supplemented or modified from time to time, the “Merger Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, parties hereto desire to provide for a new lock-up period as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor, intending to be legally bound, hereby agree as follows:

1.

Each Investor hereby agrees that, during the Lock-Up Period set forth below, such Investor will not, without the prior written consent of the Company, offer, sell, transfer, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of (collectively, “Transfer”) any shares of Class A Common Stock, par value $0.01 per share (the “Shares” or the “Common Stock”), of the Company, or any options or warrants to purchase any Shares, or any securities convertible into, exchangeable for or that represent the right to receive Shares, owned directly by such Investor (including holding as a custodian) or with respect to which such Investor has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (“Beneficial Ownership”) as of the date hereof (or acquired from the Company in exchange for or with respect to such securities) (collectively, and for so long as such Shares are subject to the terms of this Agreement, the “Restricted Shares”), except as set forth in this Agreement.

2.

The foregoing restriction is expressly agreed to preclude each Investor from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Shares would be disposed of by someone other than such Investor. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option or forward sale or similar contract) with respect to any of the Restricted Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

3.

The “Lock-Up Period” shall commence as of the date hereof and expire upon the earliest of (i) the valid termination of the Merger Agreement pursuant to its terms, (ii) HPS Investment Partners, LLC and its Affiliates (“HPS”) having Beneficial Ownership of, fewer than 500 shares of Series A Convertible Preferred Stock, par value $0.01, of the Company (“Preferred Stock”), (iii) 120 days after the date of filing of the Company Information Statement (as defined in the Merger Agreement) in definitive form with the Securities and Exchange Commission, plus, if applicable, the Early Filing Period and (iv) 210 days after the date of the Merger Agreement. The “Early Filing Period” shall be the period, if any, beginning on the date of filing of the Company Information Statement in definitive form with the Securities and Exchange Commission and ending on the 90th day following the date of the Merger Agreement. With respect to clauses (iii) and (iv) above, the applicable Lock-Up Period shall expire at 11:59 PM, New York City Time, on such date of expiration.

4.

Each Investor may Transfer all or any portion of the Restricted Shares during the Lock-Up Period as follows: (i) as a bona fide gift or gifts; provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of such Investor or any member of the immediate family of such Investor; provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any Affiliate of such Investor or any investment fund or other entity controlled or managed by such Investor or its Affiliates (but in each case under this clause (iii), not including a portfolio company); provided that such person agrees to be bound in writing by the restrictions set forth herein, (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii) above; provided that such person agrees to be bound in writing by the restrictions set forth herein, (v) pursuant to an order of a court or regulatory agency, (vi) pursuant to the pledge, hypothecation or other granting of a security interest in the Restricted Shares to one or more banks or financial institutions as bona fide collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Shares or thereafter, (vii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Shares that constitutes a change of control of the Company (provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed or Restricted Shares are not purchased thereunder, the Restricted Shares not purchased shall remain subject to the provisions of this Agreement), (viii) to a bank or brokerage account in the name of such Investor, or an Affiliate of such Investor, provided that such Investor provides a written certification to the Company that such Investor or Affiliate thereof has sole control over the transactions in any such bank or brokerage account and acknowledgment that any Shares so transferred shall remain subject to this Agreement in accordance with the terms hereof; or (ix) in addition to Transfers otherwise permitted hereunder, and notwithstanding anything to the contrary herein, the undersigned Investor may, in its sole discretion, Transfer, without restriction or limitation, up to 30,290,647 Restricted Shares. For the avoidance of doubt, any Restricted Shares Transferred pursuant to (a) clause (ix) of this Section 4 or (b) any other clause of this Section 4 that does not otherwise restrict the Transfer of such Restricted Shares, shall, from and after such Transfer, no longer be subject to any of the restrictions set forth in Section 1 of this Agreement (such Shares, “Unrestricted Shares”). To facilitate the transfer contemplated by clause (viii), at the written request of such Investor, the

Company shall instruct, and use its reasonable best efforts to cause, the Company’s transfer agent to cause Shares of such Investor held in registered form on the books and records of the transfer agent to be transferred on an expedited basis via The Depository Trust Company Deposit or Withdrawal at Custodian system (DWAC) or the Direct Registration System (DRS) to the designated accounts of such Investor, as applicable, at one or more brokerage firms designated by such Investor. For purposes of this Agreement “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. Each Investor also agrees and consents to the continued status of the stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Restricted Shares except in compliance with the foregoing restrictions. Each Investor now has, and, except as contemplated by clauses (i)-(ix) above and for Restricted Shares otherwise Transferred in accordance herewith, for the duration of this Agreement will have, good and valuable title to the Restricted Shares. For purposes of this Agreement, “Affiliate” shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof.

5.

Each Investor party to that certain Registration Rights Agreement by and among the Company and certain parties thereto, dated June 9, 2020 (as amended, the “Registration Rights Agreement”), agrees not to exercise any demand registration rights or piggyback registration rights as contemplated under Article II of the Registration Rights Agreement with respect to any Restricted Shares during the Lock-Up Period.

6.

Each Investor understands that HPS has separately agreed with the Company it will not Transfer any shares of Common Stock or Preferred Stock that it has Beneficial Ownership of during the 30-day period immediately prior to the expiration of the Lock-Up Period pursuant to clause (iii) or (iv) of Section 3; provided that HPS may Transfer such shares pursuant to clauses (i) through (viii) of Section 4 to the same extent that an Investor is permitted to Transfer Restricted Shares during the Lock-Up Period pursuant to such clauses. The Company agrees to enforce and, without the prior consent of the Investors, not amend, supplement, waive or modify, such restriction on Transfer on the part of HPS.

7.

Each of the Investors agrees that it will not Transfer any Restricted Shares that it has Beneficial Ownership of during the 30-day period immediately prior to the expiration of the Lock-Up Period pursuant to clause (iii) or (iv) of Section 3 of this Agreement; provided that the foregoing restriction shall not apply to any Transfer of shares pursuant to clauses (i) through (ix) of Section 4 and any Transfer pursuant to Section 10; provided, further, that for the avoidance of doubt, notwithstanding anything to the contrary herein, any Investor may freely Transfer, without restriction or limitation, any Unrestricted Shares.

8.	The agreements and commitments of each Investor herein shall be several and not joint and not with or to, or for the benefit of, any other Investor hereto.

9.

This Agreement may be amended, supplemented or otherwise modified, or any provision waived, only by a written instrument executed by (i) the Company and (ii) each Sponsor Lock-Up Party. “Sponsor Lock-Up Party” means each Investor, Cerberus Capital Management, L.P., Klaff Realty, L.P., Lubert-Adler Partners, L.P., Jubilee ABS Holding LLC, and Kimco Realty Corporation, and their respective Affiliates, who have entered into a lock-up agreement on the date first written above in form and substance similar to this Agreement.

10.

Other than with respect to any agreement between the Company and HPS, in the event that any Sponsor Lock-Up Party or any other holder of Shares subject to a similar lock-up or other agreement other than an Investor is permitted by the Company to sell or otherwise transfer or dispose of any such Shares (whether in one or multiple releases), then the same percentage of such Shares held by each Investor shall be immediately, irrevocably and fully released on the same terms from any remaining lock-up and other restrictions set forth herein without any further action by the Investors or the Company.

11.

Upon execution, this Agreement shall supersede the Lock-Up Agreement, dated June 21, 2022, as amended by Amendment No.1 effective September 9, 2022, and this Agreement and the Registration Rights Agreement shall contain the entire understanding of the parties with respect to the matters covered herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALBERTSONS COMPANIES, INC.

By:	/s/ Juliette Pryor
Name:	Juliette Pryor
Title:	EVP and General Counsel

Schottenstein

INVESTOR:

By:	JUBILEE ABS HOLDING LLC
By:/s/ Ben Kraner
Ben Kraner
Name
Manager
Title

[Signature Page to Company Lock-Up Agreement]